CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Form 8-K of Comcast Corporation of our report dated March 5, 1999, on our audits of the consolidated balance sheets of Lenfest Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. Such consolidated financial statements are not separately presented herein.

/s/ Pressman Ciocca Smith LLP


December 14, 1999
Hatboro, Pennsylvania